Exhibit 99.1

EVERTEC ENTERS INTO ACCELERATED SHARE REPURCHASE AGREEMENT
INCREASES SHARE REPURCHASE AUTHORIZATION

SAN JUAN, PUERTO RICO - March 6, 2024 – EVERTEC, Inc. (NYSE: EVTC) (“Evertec” or the “Company”) today announced that it has entered into an Accelerated Share Repurchase (ASR) agreement with Bank of America, N.A. by which the Company will repurchase $70 million of its common stock. The ASR is expected to be completed by the third quarter of 2024.

Additionally, the Company's Board of Directors approved an increase to the share repurchase authorization to an aggregate $220 million and an extension to the expiration date to December 31, 2025. The ASR was executed under this increase. Prior to this amendment, the share repurchase program had approximately $137 million remaining. The Company may repurchase shares in the open market, through accelerated share repurchase programs, 10b5-1 plans, or in privately negotiated transactions, subject to business opportunities and other factors.

About EVERTEC

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processor and financial technology provider in Latin America, Puerto Rico and the Caribbean, providing a broad range of merchant acquiring, payment services and business process management services. Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, the Company manages a system of electronic payment networks and offers a comprehensive suite of services for core banking, cash processing and fulfillment in Puerto Rico, that process approximately six billion transactions annually. The Company also offers financial technology outsourcing in all the regions it serves. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Investor Contact
Beatriz Brown-Sáenz
(787) 773-5442
IR@evertecinc.com